   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997

                                                               FILE NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      SECURITY CAPITAL GROUP INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MARYLAND                                 36-3692698
                                           (I.R.S. EMPLOYERIDENTIFICATION NO.)
   (STATE OR OTHER JURISDICTIONOF
   INCORPORATION OR ORGANIZATION)

         125 LINCOLN AVENUE

        SANTA FE, NEW MEXICO                              87501
   (ADDRESS OF PRINCIPAL EXECUTIVE                     (ZIP CODE)
              OFFICES)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                (505) 982-9292

                SECURITY CAPITAL REALTY INVESTORS INCORPORATED
                              1991 OPTION PLAN B
          (AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 3, 1996)
                           (FULL TITLE OF THE PLAN)

                               JEFFREY A. KLOPF
                                   SECRETARY
                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
                              (AGENT FOR SERVICE)

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                         PROPOSED
                                            PROPOSED     MAXIMUM
                              AMOUNT        MAXIMUM     AGGREGATE   AMOUNT OF
   TITLE OF SECURITIES         TO BE     OFFERING PRICE  OFFERING  REGISTRATION
    TO BE REGISTERED       REGISTERED(1)  PER SHARE(2)   PRICE(2)      FEE
-------------------------------------------------------------------------------
Class A Common Stock, par
 value $.01 per share
 (including related
 preferred share purchase
 rights)................   3,845 Shares      $1,650     $6,344,250  $1,922.50

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 192,250 shares of the Company's Class B Common Stock into which the shares of Class A Common Stock are convertible into, beginning January 1, 1998, for no additional consideration.
(2) Estimated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices for the shares of Class A Common Stock as reported on the New York Stock Exchange on October 16, 1997.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS
OCTOBER 23, 1997

                      SECURITY CAPITAL GROUP INCORPORATED

                     3,845 SHARES OF CLASS A COMMON STOCK

                               ----------------

  All of the shares of Class A Common Stock, par value $.01 per share (the "Class A Shares"), of Security Capital Group Incorporated ("Security Capital" or the "Company"), and the shares of Class B Common Stock, par value $.01 per share ("Class B Shares" and together with the Class A Shares, the "Shares") into which the Class A Shares may be converted, offered hereby are being offered and sold by certain shareholders (the "Selling Shareholders") of Security Capital. The Class A Shares were acquired by the Selling Shareholders pursuant to the Security Capital Realty Investors Incorporated 1991 Option Plan B (the "Plan"). The Class A Shares are being registered to permit public secondary trading of the Class A Shares from time to time after the date of this Prospectus, but the registration of the Class A Shares does not necessarily mean that any of the Class A Shares will be offered or sold by the Selling Shareholders.

  Security Capital's authorized capital stock includes Class A Shares and Class B Shares. The rights of holders of Class A Shares and Class B Shares differ as follows: the holders of Class A Shares are entitled to one vote, while the holders of Class B Shares are entitled to one two-hundredth of a vote, for each share held of record on all matters submitted to a vote of shareholders; and holders of Class B Shares are entitled to receive dividends and distributions (including liquidating distributions) equal to one-fiftieth of the amount per share declared by the Board of Directors of Security Capital (the "Board") for each Class A Share. Each Class A Share can be converted into 50 Class B Shares beginning on January 1, 1998 at the option of the holder thereof.

  The Class A Shares and the Class B Shares are listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbols "SCZ.A" and "SCZ.B", respectively. On October 16, 1997, the last reported sale price of the Class A Shares and the Class B Shares on the NYSE was $1,650 and $33 15/16, respectively.

  The Selling Shareholders may from time to time offer and sell the Class A Shares on the NYSE or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise. If the Class A Shares are sold through brokers, customary brokerage commissions and charges are expected to be paid by the Selling Shareholders. All proceeds from any such sale will go directly to the Selling Shareholder in the transaction.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE SECURI-
  TIES  AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED
   UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A SHARES OR CLASS B SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Security Capital is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy material and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning Security Capital may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661 and are also available at the Commission's Worldwide Web site at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, Security Capital's Class A Shares and Class B Shares are listed on the NYSE, and all such reports, proxy material and other information filed by Security Capital with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  Security Capital has filed with the Commission a registration statement on Form S-8 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement, or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Security Capital with the Commission are incorporated herein by reference:

  (a) Prospectus of Security Capital dated September 17, 1997 as filed with the Commission on September 19, 1997 pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (File No. 333-26037);

  (b) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 0-22455);

  (c) Current Report on Form 8-K filed October 1, 1997 (File No. 1-13355);
      and

  (d) The description of Security Capital's Class A Shares and Class B Shares (including the related preferred share purchase rights) contained in the Security Capital registration statements on Form 8-A filed with the Commission on September 11, 1997 (File No. 1-13355).

  All documents filed by Security Capital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Security Capital hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501, Attention:
Jeffrey A. Klopf, Senior Vice President and Secretary, telephone (505) 982-
9292.

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Available Information..............   2
Incorporation of Certain Documents
 by Reference......................   2
Security Capital Group
 Incorporated......................   4
Risk Factors.......................   5
Tax Status of Security Capital.....   5
Use of Proceeds....................   6

                                                                                   PAGE
                                                                                   ----
Selling Shareholders.............................................................    6
Description of Capital Stock.....................................................    7
Certain Provisions of Maryland Law and of Security Capital's Charter and Bylaws..   12
Plan of Distribution.............................................................   15
Experts..........................................................................   16
Legal Matters....................................................................   16

                      SECURITY CAPITAL GROUP INCORPORATED

  Security Capital is a real estate research, investment and operating management company. Management has assembled a superior team of operating and investment professionals to implement the firm's strategy. Security Capital's strategy is to create the optimal organization to lead and profit from global real estate securitization. Security Capital will implement this strategy by:

  . Providing leadership in real estate research conducted on a global basis.
    Security Capital's proprietary research, which is available to Security Capital's affiliates, provides a strong foundation for its capital deployment strategy.

  . Continuing to invest its capital in fully integrated, value-added operating companies that have strong prospects for sustained growth. Security Capital plans to utilize the results of its research to identify opportunities in which it can invest its capital in the start-up of highly focused, private operating companies with the objective of becoming publicly traded and having the prospect of dominating their respective niches. The Company currently is considering several new business initiatives, both domestically and globally, in which it has recently made or has agreed to make investments. While none of the new business initiatives is material at present to Security Capital's results of operations or financial condition, such initiatives are expected to be an important component of Security Capital's future growth. In addition, Security Capital will continue to make investments in public companies in which it can provide strategic and operating guidance and capital and thereby enable the companies to pursue an attractive growth strategy.

  . Creating a global real estate securities management business.

  Since its commencement of operations in 1991, Security Capital has continually committed research and development capital to generate new start-up, fully integrated real estate operating companies and new business services. Based on such research and development activities, Security Capital has established a range of real estate research, service and management businesses and made a series of investments in Security Capital Pacific Trust ("PTR"), Security Capital Industrial Trust ("SCI"), Security Capital Atlantic Incorporated ("ATLANTIC"), Security Capital U.S. Realty ("SC-USREALTY") and Homestead Village Incorporated ("Homestead"), each of which is now publicly traded. Through September 12, 1997, Security Capital has invested an aggregate of approximately $2.3 billion in the common shares of PTR, SCI, ATLANTIC, SC-USREALTY and Homestead and warrants of Homestead. Those securities had an aggregate market value of approximately $3.3 billion (based on the closing price of those securities on the principal exchange on which such securities are listed on September 12, 1997). As of September 12, 1997, Security Capital owned approximately 33% of PTR, 50% of ATLANTIC, 68% of Homestead, 43% of SCI and 33% of SC-USREALTY (based in each case on common shares outstanding) and, pursuant to a series of investor agreements, advisory agreements, board representation or other control rights, has significant influence over the operations of each of these entities. As of September 12, 1997, these five publicly traded real estate companies had a collective equity market capitalization (assuming full conversion or exercise of convertible securities, options and warrants) of approximately $9.4 billion. SC-USREALTY has made strategic investments in three publicly traded companies, CarrAmerica Realty Corporation, Storage USA, Inc. and Regency Realty Corporation, and one private company, Pacific Retail Trust, which had a collective equity market capitalization of approximately $4.6 billion as of September 12, 1997 (assuming contractual equity commitments by investors have been funded, and full conversion or exercise of convertible securities, options and warrants).

  Security Capital has several new business initiatives which recently became operational, including Strategic Hotel Capital Incorporated, Security Capital Preferred Growth Incorporated and Security Capital Employee REIT Fund Incorporated, in which Security Capital has initially committed to invest $300 million, $50 million and $100 million, respectively, and several other new business initiatives which are in varying stages of research and development. Security Capital and SC-USREALTY also have several new business initiatives expected to be operational by the end of 1997, including Security Capital Global Realty and Security Capital EuroPacific Real Estate Shares, in which Security Capital has committed to invest $300 million and $50 million, respectively.

Security Capital believes that an important component of its future growth will come from new business initiatives and the implementation of new business strategies, although there can be no assurance that current new business initiatives will be continued or prove successful.

                                 RISK FACTORS

  An investment in the Class A Shares and Class B Shares involves certain risks including the following: (i) recent underlying favorable conditions in the real estate industry may not continue and Security Capital may not continue to grow at rates similar to those which it has achieved in the past;
(ii) there can be no assurance that Security Capital will be successful in creating new businesses; (iii) Security Capital is dependent on dividends, capital gains and management and service fees from its operating companies to meet its operating needs and to pay principal and interest on debt; (iv) Security Capital, through its investees, is subject to general real estate investment risks; (v) there are limitations on the shareholders' ability to change control of Security Capital; and (vi) there has been a limited prior market for the Class A Shares.

                        TAX STATUS OF SECURITY CAPITAL

  For federal income tax purposes, Security Capital is a Subchapter C corporation subject to applicable federal and state tax on its taxable income at regular corporate rates. As a result, it is under no obligation to make any distributions to shareholders. If distributions are made by Security Capital, shareholders will recognize ordinary income to the extent of current and accumulated earnings and profits of Security Capital and any amounts distributed in excess of current and accumulated earnings and profits will be considered a tax-free return of capital, reducing the tax basis in the shareholder's Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Shares are held as a capital asset). In general, any gain or loss upon a sale or other disposition of Class A Shares by a shareholder will be considered either short-term or long-term capital gain depending upon the period of time the Class A Shares were held by the shareholder. Non-U.S. holders not holding Class A Shares in connection with a U.S. trade or business generally will be subject to U.S. withholding tax in connection with distributions unless reduced or eliminated by an applicable tax treaty. In addition, non-U.S. holders not holding Class A Shares in connection with a U.S. trade or business generally will not be subject to U.S. federal income tax on a sale or other disposition of Class A Shares unless Security Capital has been a "United States real property holding corporation" within the five-year period preceding such sale or disposition.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Class A Shares offered hereby. All proceeds from the sale of the Class A Shares offered hereby will be received by the Selling Shareholders.

                             SELLING SHAREHOLDERS

  All of the Class A Shares may be reoffered and resold using this Prospectus directly by the participants in the Plan described herein as Selling Shareholders. Certain unnamed Selling Shareholders that are not affiliates of Security Capital may use this Prospectus for reoffers and resales of up to
38.45 Class A Shares. The amount of Class A Shares that may be sold by a Selling Shareholder who is an affiliate of Security Capital or who has held the Class A Shares for less than two years pursuant to this Prospectus during any three-month period is limited to the greater of (i) one percent of the Class A Shares outstanding or (ii) the average weekly reported volume of trading in Class A Shares during the preceding four calendar weeks. The table below sets forth the names of certain Selling Shareholders, the total number of Class A Shares held by each such Selling Shareholder prior to the offering, the total number of the Class A Shares offered hereby by each such Selling Shareholder and the number of Class A Shares (based on the total number of Class A Shares held by the Selling Shareholders as of the date hereof) which will be held by each such Selling Shareholder after the offering assuming that all the Class A Shares offered hereby by the Selling Shareholder are sold. Selling Shareholders may, at any time and from time to time after the date hereof, sell all or a portion of the Shares offered hereby. Since the Selling Shareholders may sell all, some or none of the Class A Shares offered hereby, no estimate can be made of the number of Class A Shares that will be sold in the offering to which this Prospectus relates and that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates. If, however, all the Class A Shares offered hereby are sold by the Selling Shareholders, no Selling Shareholder (based on the total number of Class A Shares held by the Selling Shareholders as of the date hereof) would hold one percent or more of the outstanding Class A Shares.

                                                                    NUMBER OF
                                 NUMBER OF CLASS A   NUMBER OF    CLASS A SHARES
                                 SHARES HELD PRIOR CLASS A SHARES   HELD AFTER
   NAME                           TO THE OFFERING  OFFERED HEREBY  THE OFFERING
   ----                          ----------------- -------------- --------------
James H. Polk III(1)............     2,607.409        652.198       1,955.211
                                     ---------        -------       ---------
  Total.........................     2,607.409        652.198       1,955.211
                                     =========        =======       =========

--------
(1) Trustee of PTR since 1976; from March 1997 until June 1997, President of Security Capital Markets Group Incorporated and Managing Director of Security Capital Markets Group from August 1992 to March 1997.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of terms of the stock of Security Capital does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Security Capital Articles of Amendment and Restatement (the "Charter") and the Security Capital Amended and Restated Bylaws (the "Bylaws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The authorized stock of Security Capital consists of 250,000,000 shares, consisting of 20,000,000 Class A Shares, 229,861,000 Class B Shares and 139,000 shares of Series A Cumulative Convertible Redeemable Voting Preferred Stock (the "Series A Preferred Stock"). The Board may, by articles supplementary, classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such stock. No holder of any class of stock of Security Capital will have any preemptive right to subscribe for any securities of Security Capital except as may be granted by the Board pursuant to an agreement between Security Capital and a shareholder. Under Maryland law, shareholders are generally not liable for Security Capital's debts or obligations.

  The transfer agent and registrar for the Class A Shares and the Class B Shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021.

COMMON STOCK

  The holders of outstanding Class A Shares are entitled to one vote, and the holders of outstanding Class B Shares are entitled to one two-hundredth (1/200th) of a vote, for each share held of record on all matters submitted to a vote of shareholders. Unless otherwise required by Maryland law, the Class A Shares and the Class B Shares will vote as a single class with respect to all matters submitted to a vote of shareholders of Security Capital, including the election of directors. Shareholders do not have the right to cumulate their votes in the election of directors, which means that the holders of a majority of the outstanding Class A Shares can elect all of the directors then standing for election.

  Commencing January 1, 1998, each Class A Share may be converted into 50 Class B Shares at the holder's option at any time. Class B Shares are not convertible to Class A Shares or any other security.

  Holders of Class A Shares are entitled to receive ratably such dividends as may be authorized by the Board out of funds legally available therefor. Holders of Class B Shares are entitled to dividends equal to one-fiftieth (1/50th) of the amount per share declared by the Board for each Class A Share. Dividends with respect to the Class B Shares will be paid in the same form and at the same time as dividends with respect to the Class A Shares, except that, in the event of a stock split or stock dividend, holders of Class A Shares will receive Class A Shares and holders of Class B Shares will receive Class B Shares, unless otherwise specifically designated by a resolution of the Board. Security Capital has no present intention to pay a dividend on Class B Shares or Class A Shares (which would necessitate a one-fiftieth (1/50th) equivalent dividend on Class B Shares) in the future.

  In the event of the liquidation, dissolution or winding-up of Security Capital, holders of Class A Shares and Class B Shares are entitled to share ratably in all assets remaining after the payment of liabilities, with holders of Class B Shares entitled to receive per share one-fiftieth (1/50th) of any amount per share received by holders of Class A Shares. Neither holders of Class A Shares or Class B Shares shall have preemptive rights to subscribe for additional shares of either class. All outstanding Class A Shares and Class B Shares are fully paid and non- assessable.

PREFERRED STOCK

  The Board is empowered by the Charter, without the approval of shareholders, to cause shares of preferred stock to be issued in one or more series and to determine, among other things, the number of preferred shares of each series and the rights, preferences, powers and limitations of each series which may be senior to the rights of Class A Shares or Class B Shares. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Security Capital and may adversely affect the voting and other rights of shareholders. Except for the Series A Preferred Stock described below, no shares of preferred stock are outstanding and Security Capital has no present plans to issue any preferred stock other than as contemplated by the Rights Agreement (as defined below).

  Security Capital currently has outstanding 139,000 shares of Series A Preferred Stock. Generally, the Series A Preferred Stock is entitled to receive quarterly cumulative cash dividends in an annual amount equal to $75 per share. The Series A Preferred Stock is entitled to receive $1,000 per share, plus an amount equal to accrued and unpaid dividends, if any, upon any liquidation, dissolution or winding up of Security Capital before any distribution could be made to holders of Class A Shares or Class B Shares. Each share of Series A Preferred Stock is convertible at the option of the holder, into 0.76184 Class A Shares, subject to customary adjustments to prevent dilution. In the event that a holder of the Series A Preferred Stock would be prohibited under the Bank Holding Company Act of 1956, as amended, from owning securities constituting or convertible into 5% or more of the outstanding Class A Shares, then the conversion rights of the shares of Series A Preferred Stock by such holder shall be modified as follows: (i) the number of shares of Series A Preferred Stock held by such holder which may then be converted by such holder without resulting in such holder owning 5% or more of the Class A Shares outstanding after such conversion shall be convertible into Class A Shares; and (ii) any shares of Series A Preferred Stock held by such holder in excess of the number of shares which may then be converted as described in clause (i) will not be convertible into Class A Shares until such time as (and only to the extent that) (A) such shares may be converted without resulting in such holder owning 5% or more of the Class A Shares outstanding after such conversion or (B) such shares are held by a person not prohibited from owning securities constituting or convertible into 5% or more of Class A Shares as described above.

  The Series A Preferred Stock is not redeemable before March 29, 1999. On and after such date, the Series A Preferred Stock is redeemable, in whole or in part, at the option of Security Capital upon not less than 30 days' notice, in cash at $1,000 per share plus accrued and unpaid dividends, if any. The vote or consent of a majority of the Series A Preferred Stock is necessary (i) to amend, alter or repeal any provision of the Articles Supplementary governing the Series A Preferred Stock in a manner which materially and adversely affects the voting powers, rights or preferences of the Series A Preferred Stock or (ii) to authorize, reclassify, create or increase the authorized amount of any stock of any class (or any security convertible into stock of any class) ranking prior to the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of Security Capital or in the payment of dividends. The Series A Preferred Stock is entitled to one vote per Class A Share into which the Series A Preferred Stock is then convertible, voting together with the Class A Shares, on any of the following matters if the Class A Shares are entitled to vote thereon: (i) an amendment, alteration or repeal of any of the provisions of the Charter, (ii) a consolidation or merger of Security Capital with or into another entity or of another entity with or into Security Capital, (iii) a sale or transfer of all or substantially all of Security Capital's assets or (iv) the voluntary liquidation or dissolution of Security Capital. Also, the Series A Preferred Stock is entitled to one-half vote per Class A Share into which the Series A Preferred Stock is then convertible, voting together with the Class A Shares, on any other matter submitted to a vote of Security Capital's shareholders.

PURCHASE RIGHTS

  On April 21, 1997, the Board declared a dividend of one Purchase Right for each Class A Share outstanding at the close of business on April 21, 1997 (the "Rights Record Date") to the holders of Class A Shares of record as of the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional shares issued after the Rights Record Date and before the redemption or expiration of the Purchase Rights will also be entitled to one Shareholder Purchase Right for each such additional share. Each Purchase Right entitles the registered holder, under certain circumstances, to purchase from Security Capital, in the event the underlying share is a Class A Share, one one-hundredth of a Participating Preferred Share of Security Capital at a price of $6,000 per one one-hundredth of a Participating Preferred Share (the "Purchase Price"), subject to adjustment.

In the event the underlying share is a Class B Share, the Purchase Right entitles the registered holder under certain circumstances to purchase from Security Capital one five-thousandth of a Participating Preferred Share of Security Capital at a price of $120 per one five-thousandth of a Participating Preferred Share. The description and terms of the Purchase Rights are set forth in the Rights Agreement dated as of April 21, 1997 between Security Capital and The First National Bank of Boston, as rights agent (the "Rights Agreement").

  The Purchase Rights will be exercisable and will be evidenced by separate certificates only after the earlier to occur of: (1) 10 days following a public announcement that a person or group of affiliated or associated persons, other than SC-USREALTY and certain affiliates of Security Capital, has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital (thereby becoming an "Acquiring Person") or (2) 15 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons of 25% or more of the voting power of the voting equity securities of Security Capital (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the Class A Share or Class B Share certificates outstanding as of the Rights Record Date, until the Rights Distribution Date the Purchase Rights will be evidenced by such certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Purchase Rights), new certificates issued after the Rights Record Date upon transfer or new issuance of Class A Shares or Class B Shares will contain a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Board in good faith determines that a person who would otherwise be an Acquiring Person under the Rights Agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of Class A Shares or Class B Shares so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be an Acquiring Person for purposes of the Rights Agreement.

  The Purchase Rights will expire on April 21, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Security Capital, in each case as described below.

  The Purchase Price payable, and the number of Participating Preferred Shares or other securities or property issuable, upon exercise of the Purchase Rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Participating Preferred Shares purchasable upon exercise of the Purchase Rights will not be redeemable. Each Participating Preferred Share will be entitled to a minimum preferential quarterly distribution payment of $1 per share but will be entitled to an aggregate distribution of 100 times the distribution declared per Class A Share, or if no Class A Shares are outstanding, 2 times the distribution declared per Class B Share. Each Participating Preferred Share will have 100 votes, voting together with the Shares. In the event of liquidation, the holders of the Participating Preferred Shares will be entitled to a minimum preferential liquidation payment of $1 per share but will be entitled to an aggregate payment of 100 times the payment made per Class A Share, or if no Class A Shares are outstanding, 2 times the payment made per Class B Share. In the event of any merger, consolidation or other transaction in which Class A Shares or Class B Shares are exchanged, each Participating Preferred Share will be entitled to receive 100 times the amount received per Class A Share or Class B Share, as the case may be. In the event of issuance of Participating Preferred Shares upon exercise of the Purchase Rights, in order to facilitate trading, a depositary receipt may be issued for each one one-hundredth or one five-thousandth of a Participating Preferred Share. The Purchase Rights will be protected by customary antidilution provisions.

  In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of Purchase Right, other than Purchase Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise a number of Class A Shares or Class B Shares, as the case may be, having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price. In lieu of the issuance of Class A Shares or Class B Shares, as the case may be, upon exercise of Purchase Rights, the Board may under certain circumstances, and if there is an insufficient number of Class A Shares or Class B Shares, as the case may be, authorized but unissued or held as treasury Shares to permit the exercise in full of the Purchase Rights, the Board is required to take such action as may be necessary to cause Security Capital to issue or pay upon the exercise of Purchase Rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the Class A Shares or Class B Shares, as the case may be, which otherwise would have been issuable upon the exercise of Purchase Rights.

  In the event that, after any person or group becomes an Acquiring Person, Security Capital is acquired in a merger or other business combination transaction of 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding Class A Shares or Class B Shares, the Board may exchange the Purchase Rights (other than Purchase Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one Class A Share or Class B Share, as the case may be (or one one- hundredth or one five-thousandth of a Participating Preferred Share as the case may be), per Purchase Right (subject to adjustment).

  As soon as practicable after a Rights Distribution Date, Security Capital is obligated to use its best efforts to file a registration statement under the Securities Act relating to the securities issuable upon exercise of Purchase Rights and to cause such registration statement to become effective as soon as practicable.

  At any time prior to the time a person or group of persons becomes an Acquiring Person, the Board may redeem the Purchase Rights in whole, but not in part, at a price of $.01 per Purchase Right (the "Redemption Price") payable in cash, Shares or any other form of consideration deemed appropriate by the Board. The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon the effectiveness of any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.

  The terms of the Purchase Rights may be amended by the Board without the consent of the holders of the Purchase Rights, except that from and after the time any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interest of the holders of the Purchase Rights and in no event shall any such amendment change the 20% threshold at which a person acquiring beneficial ownership of Class A Shares or Class B Shares becomes an Acquiring Person.

  The Purchase Rights have certain anti-takeover effects. The Purchase Rights will cause substantial dilution to a person or group that attempts to acquire Security Capital on terms not approved by its Board, except pursuant to an offer conditioned on a substantial number of Purchase Rights being acquired. The Purchase Rights should not interfere with any merger or other business combination approved by the Board since the Purchase Rights may be redeemed by Security Capital at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital. The form of Rights Agreement specifying the terms of the Purchase Rights has been incorporated by reference into the Registration Statement of which this Prospectus forms a part and is incorporated herein by reference. The foregoing description of the Purchase Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

RESTRICTION ON SIZE OF HOLDINGS OF SHARES

  The Charter contains certain restrictions on the number of shares of stock that individual shareholders may own. For the operating companies to qualify as REITs under the Code, no more than 50% of the value of their shares (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year). Because certain of the operating companies are REITs, their respective charters and Security Capital's Charter contain restrictions on the acquisition of shares intended to ensure compliance with these requirements.

  Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the number or value of the issued and outstanding shares of Security Capital's stock. The Board, upon receipt of a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the proposed transferee must give written notice to Security Capital of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares of Security Capital's stock in excess of the Ownership Limit. The Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the operating companies' status as REITs. Any transfer of Shares that would (i) create a direct or indirect ownership of shares of Security Capital's stock in excess of the Ownership Limit or (ii) result in a Security Capital investee being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void ab initio, and the intended transferee will acquire no rights to the shares of Security Capital's stock. The foregoing restrictions on transferability and ownership will not apply if the Board determines, which determination must be approved by the shareholders, that it is no longer in the best interests of Security Capital to attempt to, or to continue to, assist Security Capital's operating companies in qualifying as REITs. The Charter excludes SC-USREALTY (and its transferees) from the Ownership Limit and the Board has waived the Ownership Limit with respect to the number of shares of stock, but not the value, that may be owned by SCPG Holdings Pte. Ltd. and its affiliates.

  Any shares of Security Capital's stock, the purported transfer of which would result in a person owning Shares in excess of the Ownership Limit or cause any or all of the operating companies to become "closely held" under
Section 856(h) of the Code, that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Charter to a party not affiliated with Security Capital designated by Security Capital as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, they will be entitled to share in any distributions which will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares shall be transferred by the trustee at the direction of Security Capital to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by Security Capital for a 90-day period at a purchase price equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date Security Capital elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the relevant class of shares of stock may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the Board.

  From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by Security Capital that such Excess Shares have been transferred in violation of the provisions of the Charter shall be repaid, upon demand, to Security Capital, which shall pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of Security Capital, to have acted as an agent on behalf of Security Capital in acquiring such Excess Shares and to hold such Excess Shares on behalf of Security Capital.

  All certificates representing shares of Security Capital's stock will bear a legend referring to the restrictions described above.

  Each shareholder shall upon demand be required to disclose to Security Capital in writing such information with respect to the direct, indirect and constructive ownership of shares of Security Capital's stock as the Board deems reasonably necessary to assist its operating companies in complying with the provisions of the Code applicable to REITs, to determine Security Capital's operating companies status as REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Security Capital's stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

   CERTAIN PROVISIONS OF MARYLAND LAW AND OF SECURITY CAPITAL'S CHARTER AND
                                    BYLAWS

  The following paragraphs summarize certain provisions of Maryland law and the Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

CLASSIFICATION OF THE BOARD

  The Bylaws provide that the number of directors may be established by the Board but may not be fewer than three nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority vote of the entire Board. Pursuant to the terms of the Charter, the directors are divided into three classes. One class holds office for a term expiring at the annual meeting of shareholders to be held in 1998, another class holds office for a term expiring at the annual meeting of shareholders to be held in 1999 and another class holds office for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. Security Capital believes that classification of the Board will help to assure the continuity and stability of Security Capital's business strategies and policies as determined by the Board.

  The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Security Capital, even though such an attempt might be beneficial to Security Capital and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

DIRECTOR LIABILITY LIMITATION AND INDEMNIFICATION

  Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

  The Bylaws provide that Security Capital will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of Security Capital or (b) any individual who, while a director or officer of Security Capital and at the request of Security Capital, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. Security Capital has the power, with the approval of the Board, to provide such indemnification and advancement of expenses to a person who has served a predecessor of Security Capital in any of the capacities described in (a) or (b) above and to any employee or agent of Security Capital or its predecessors.

  Maryland law requires a corporation (unless its charter requires otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  Additionally, Security Capital has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of such officer or director, arising out of any lawsuit or claim against such officer or director due to the fact that he or she was or is serving as an officer or director, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful,
(b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Security Capital pursuant to the foregoing provisions, Security Capital has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

  Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

  Security Capital's Charter exempts from these provisions of Maryland law any business combination with SC-USREALTY and its affiliates and successors. As a result, SC-USREALTY and its affiliates and successors may be able to enter into business combinations with Security Capital that may not be in the best interests of its shareholders without compliance by Security Capital with the supermajority vote requirements and other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  Maryland law provides that "Control Shares" of a Maryland corporation acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror become entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

  The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  Security Capital's Bylaws contain a provision exempting SC-USREALTY and its affiliates and successors from the provisions of the Control Share acquisition statute.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  For nominations or other business to be properly brought before an annual meeting of shareholders by a stockholder, the Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as they appear on Security Capital's books, and of such beneficial owner and (y) the number of Shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

                             PLAN OF DISTRIBUTION

  The Selling Shareholders may from time to time offer and sell, the Class A Shares, and the Class B Shares into which they may be converted, on the NYSE or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 or otherwise. If the Class A Shares and Class B Shares are sold through brokers, customary brokerage commissions and charges are expected to be paid by the Selling Shareholders. The Class A Shares and Class B Shares are being registered to permit public secondary trading of the Class A Shares and Class B Shares from time to time after the date of this Prospectus. Security Capital will bear all expenses (other than the selling commissions and fees and expenses of counsel to any Selling Shareholders) in connection with the registration and sale of the Class A Shares and Class B Shares.

  The Selling Shareholders and any dealer, broker or other agent selling securities offered hereby for a Selling Shareholder or purchasing any such securities from a Selling Shareholder for purposes of resale may be deemed to be an underwriter under the Securities Act and any compensation received by the Selling Shareholder, dealer, broker or other agent may be deemed underwriting compensation. The amount of such compensation cannot currently be estimated. Security Capital knows of no existing arrangements between any Selling Shareholder and any dealer, broker or other agent.

                                    EXPERTS

  The consolidated financial statements and related schedules of Security Capital and SCI incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants to the extent indicated in their reports thereon also incorporated by reference herein and in the Registration Statement. Such financial statements have been incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements and related schedule of PTR incorporated by reference in this Prospectus and elsewhere in the Registration Statement, of which this Prospectus forms a part, have been audited by KPMG Peat Marwick LLP, independent public accountants to the extent indicated in their report thereon also incorporated by reference herein and in the Registration Statement. Such financial statements have been incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements and related schedules of ATLANTIC and Homestead consolidated into the financial statements of Security Capital have been audited by Ernst & Young LLP, independent auditors to the extent indicated in their reports thereon incorporated by reference herein and in the Registration Statement. Such financial statements have been consolidated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial statements for the three- and six-month periods ended June 30, 1997 and 1996, incorporated by reference in this Prospectus, Arthur Andersen LLP and KPMG Peat Marwick LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. None of such accountants is subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because neither of those reports is a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

  The financial statements and related schedules of SC-USREALTY incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been audited by Price Waterhouse LLP, independent public accountants to the extent indicated in their reports thereon also incorporated by reference herein and in the Registration Statement. Such financial statements have been incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain legal matters in respect of the validity of the issuance of the Class A Shares and the Class B Shares into which they are converted offered hereby will be passed upon for Security Capital by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing Security Capital and certain of its affiliates in various legal matters.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

  The following documents, which have heretofore been filed by Security Capital Group Incorporated ("Security Capital" or "Registrant") with the Securities and Exchange Commission (the "SEC") are incorporated by reference herein and shall be deemed to be a part hereof:

  (a) Prospectus of Security Capital dated September 17, 1997 as filed with the SEC on September 19, 1997 pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (File No. 333-26037);

  (b) Form 10-Q for the quarter ended June 30, 1997 (File No. 0-22455);

  (c) Form 8-K filed October 1, 1997 (File No. 1-13355); and

  (d) The description of Security Capital's shares of Class A Common Stock and Class B Common Stock (including the related preferred share purchase rights) contained in the Security Capital's registration statements on Form 8-A filed with the SEC on September 11, 1997 (File No. 1-13355).

  All documents subsequently filed by Security Capital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

  The validity of the issuance of the shares of Class A Common Stock registered hereunder is being passed upon for Security Capital by the law firm of Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has represented and is currently representing Security Capital and certain of its affiliates.

ITEM 6. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  Article EIGHTH of the Registrant's Charter provides as follows with respect to the indemnification of directors and officers of the Registrant:

  "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  Article NINTH of the Registrant's Charter provides as follows with respect to limitation of liability of its directors and officers:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article NINTH nor the adoption or amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Article XIII of the Registrant's Bylaws provides as follows with respect to limitation of liability of its directors and officers and advances for expenses:

  "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reasons of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

  Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

  Maryland law requires a corporation (unless its charter requires otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written statement by or in his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  The Registrant has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of such officer or director, arising out of any lawsuit or claim against such officer or director due to the fact that he was or is serving as an officer or director, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

  The shares of Class A Common Stock (and the shares of Class B Common Stock into which they may be converted) covered by the resale prospectus which is a part of this Registration Statement were acquired by the Selling Shareholders in transactions which were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Such shares were acquired solely in connection with offers made to participants in the Security Capital Realty Investors Incorporated 1991 Option Plan B.

ITEM 8. EXHIBITS.

  See Index to Exhibits.

ITEM 9. UNDERTAKINGS.

 A. Rule 415 Offering.

  The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 B. Filings Incorporating Subsequent Exchange Act Documents by Reference.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 C. Indemnification of Directors and Officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's charter or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  Know All Men By These Presents, that each of the undersigned directors and officers of Security Capital Group Incorporated, hereby constitutes and appoints William D. Sanders, C. Ronald Blankenship, Paul E. Szurek, Jeffrey A. Klopf and Ariel Amir, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or nominee, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA FE, STATE OF NEW MEXICO, ON OCTOBER 22, 1997.

                                          Security Capital Group Incorporated

                                                   /s/ Jeffrey A. Klopf
                                          By___________________________________
                                                     JEFFREY A. KLOPF
                                                 SENIOR VICE PRESIDENT AND
                                                         SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

       /s/ William D. Sanders          Chairman of the           October 22,
-------------------------------------   Board of Directors,          1997
         WILLIAM D. SANDERS             President and Chief
                                        Executive Officer
                                        (principal
                                        executive officer)
                                        and Director

         /s/ Paul E. Szurek            Chief Financial           October 22,
-------------------------------------   Officer (principal           1997
           PAUL E. SZUREK               financial officer)

          /s/ Jayson C. Cyr            Vice President            October 22,
-------------------------------------   (principal                   1997
            JAYSON C. CYR               accounting officer)

        /s/ Samuel W. Bodman           Director                  October 22,
-------------------------------------                                1997
          SAMUEL W. BODMAN

         /s/ Hermann Buerger           Director                  October 22,
-------------------------------------                                1997
           HERMANN BUERGER

                                       Director
-------------------------------------
         JOHN P. FRAZEE, JR.

     /s/ Cyrus F. Freidheim, Jr.       Director                  October 22,
-------------------------------------                                1997
       CYRUS F. FREIDHEIM, JR.

                                       Director
-------------------------------------
         H. LAURANCE FULLER

           /s/ Ray L. Hunt             Director                  October 22,
-------------------------------------                                1997
             RAY L. HUNT

       /s/ John T. Kelley III          Director                  October 22,
-------------------------------------                                1997
         JOHN T. KELLEY III

        /s/ Peter S. Willmott          Director                  October 22,
-------------------------------------                                1997
          PETER S. WILLMOTT

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
 -------                        -----------------------
   4.1   Articles of Amendment and Restatement (incorporated by reference to
         Exhibit 4.1 to Security Capital's Registration Statement on Form S-11
         (File No. 333-26037) (the "Form S-11"))
   4.2   Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 to the Form S-11)
   4.3   Form of Rights Agreement between Security Capital and The First
         National Bank of Boston, as Rights Agent, including form of Rights
         Certificate (incorporated by reference to Exhibit 4.3 to the Form S-
         11)
   4.4   Form of stock certificate for shares of Class A Common Stock
         (incorporated by reference to Exhibit 4.4 to the Form S-11)
   4.5   Form of stock certificate for shares of Class B Common Stock
         (incorporated by reference to Exhibit 4.5 to the Form S-11)
   4.6   Form of 12% Convertible Subordinated Debentures due June 30, 2014
         (incorporated by reference to Exhibit 4.6 to the Form S-11)
   4.7   Security Capital Realty Investors 1991 Option Plan B (as amended and restated effective December 3, 1996) (incorporated by reference to
         Exhibit 10.35 to the Form S-11)
   5     Opinion of Mayer, Brown & Platt
  15.1   Letter of Arthur Andersen LLP regarding unaudited interim financial information
  15.2   Letter of KPMG Peat Marwick LLP regarding unaudited interim financial information
  15.3   Letter of Arthur Andersen LLP regarding unaudited interim financial information
  23.1   Consent of Mayer, Brown & Platt (included in its opinion filed as
         Exhibit 5 hereto)
  23.2   Consent of Arthur Andersen LLP
  23.3   Consent of KPMG Peat Marwick LLP
  23.4   Consent of Price Waterhouse
  23.5   Consent of Ernst & Young LLP
  23.6   Consent of Ernst & Young LLP
  24     Power of Attorney (included on page II-5)